Exhibit 99.1

Montpelier Re Reports Strong Fourth Quarter and Full Year Financial Results

•                  Fully Converted Book Value Per Share of $24.61, a 4.0% increase for the quarter and a 18.1% increase for the full year

•                  Operating EPS of $0.81 for the quarter and $2.30 for the full year, representing a full year operating ROE of 10.0%

•                  $77 million of shares repurchased in the quarter at average price of $18.95, $294 million of shares repurchased in the full year at an average price of $18.22

HAMILTON, Bermuda, February 10, 2011 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Fully converted book value per share was $24.61, an increase of 4.0% for the 2010 fourth quarter and 18.1% for the full year, including dividends.

Operating income for the quarter was $0.81 per share ($54 million) and comprehensive income was $0.62 per share ($42 million). The net impact of realized and unrealized losses from investments and foreign exchange, which is included in comprehensive income, was $12 million.

The loss ratio for the quarter was 38.6% which includes 11 points ($18 million) of increase in net losses from the September New Zealand earthquake. The quarter benefited from 15 points ($25 million) of favorable prior year loss reserve movements.  The loss ratio for the full year was 48.3% including a 17 point ($109 million) benefit from prior year loss reserve releases. The combined ratio was 74.1% for the quarter and 82.0% for the full year.

Net investment income for the fourth quarter of 2010 was $17 million, down from $21 million reported a year ago and $19 million last quarter. The total return on the investment portfolio was flat for the quarter and 4.4% for the year.

Christopher Harris, President and Chief Executive Officer, said, “We grew fully converted book value per share by 18% in 2010. This result was satisfying when considering the challenging market conditions we faced and the large number of earthquakes and other catastrophe losses experienced around the globe. A combination of solid underwriting results, steady investment performance and active capital management all contributed to our strong performance.

He continued “Over the last five years, we have grown book value per share at an annualized rate of 17.2%, an excellent performance over a period in which we were also developing our U.S. and Lloyd’s operating platforms.”

He added, “We expect difficult trading conditions for the remainder of 2011, but we remain very pleased with the quality of our in-force portfolio.  We further reduced our net catastrophe risk profile in the January renewal season in response to softening rates, and share repurchases remain a compelling option as part of our ongoing cycle management strategy.”

During 2010 the Company repurchased a total of 16,123,261 shares at an average price of $18.22 per share of which 4,043,861 shares were repurchased during the fourth quarter at an average price of $18.95 per share.  The Company has repurchased a further 2.2 million shares thus far in 2011 at an average price of $20.10.

Please refer to Montpelier’s December 31, 2010 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Friday, February 11, 2011 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through March 11, 2011 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 447043.

(1) Operating income or loss is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses and gain on early extinguishment of debt.

(2) Fully converted book value per share at December 31, 2010 is based on shareholders’ equity of $1,628.8 million divided by 66,194,784 common shares (consisting of 64,557,204 shares outstanding plus 1,637,580 shares issuable upon conversion of outstanding share equivalents). Fully converted book value per share at September 30, 2010 is based on shareholders’ equity of $1,668.4 million divided by 70,235,192 common shares (consisting of 68,258,453 shares outstanding plus 1,976,739 shares issuable upon conversion of outstanding share equivalents). Fully converted book value per share at December 31, 2009 is based on shareholders’ equity of $1,728.5 million divided by 81,767,564 common shares (consisting of 79,998,795 shares outstanding plus 1,768,769 shares issuable upon conversion of outstanding share equivalents).

(3) The return for the year represents the increase in fully converted book value per share from December 31, 2009 ($21.14) to December 31, 2010 ($24.61), after giving effect to dividends declared totalling $0.37 per share. The return for the quarter represents the increase in fully converted book value per share from September 30, 2010 ($23.76) to December 31, 2010 ($24.61), after giving effect to a dividend declared of $0.10 per share.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes including those that may result from changes in climate conditions including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of estimates reported by cedants and brokers on pro rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Montpelier Re Holdings Ltd.

Investors:
William Pollett, Treasurer & SVP, 441-299-7576

Media:
Jeannine Menzies, Corporate Affairs Manager, 441-299-7570

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	December 31,
	2010		2009
Assets

Fixed maturity investments, at fair value	$2,289.3		$2,207.5
Equity securities, at fair value	152.9		167.2
Other investments	90.1		91.0
Cash and cash equivalents	232.3		202.1
Restricted cash	27.1		40.9
Total investments and cash	2,791.7		2,708.7

Reinsurance recoverable on unpaid losses	62.4		69.6
Reinsurance recoverable on paid losses	12.9		44.5
Insurance and reinsurance premiums receivable	201.6		161.5
Unearned reinsurance premiums ceded	22.9		14.7
Deferred insurance and reinsurance acquisition costs	45.0		38.2
Accrued investment income	16.2		14.9
Unsettled sales of investments	32.5		1.5
Other assets	34.2		45.6
Total Assets	$3,219.4		$3,099.2

Liabilities

Loss and loss adjustment expense reserves	$784.6		$680.8
Debt	327.7		328.6
Unearned insurance and reinsurance premiums	264.0		215.4
Insurance and reinsurance balances payable	33.8		35.2
Unsettled purchases of investments	108.9		8.6
Accounts payable, accrued expenses and other liabilities	71.6		102.1
Total Liabilities	1,590.6		1,370.7

Common Shareholders’ Equity

Common shares and additional paid-in capital	1,258.8		1,541.3
Treasury shares, at cost	(32.7)		(32.3)
Retained earnings	408.9		222.4
Accumulated other comprehensive loss	(6.2)		(2.9)
Total Common Shareholders’ Equity	1,628.8		1,728.5

Total Liabilities and Common Shareholders’ Equity	$3,219.4		$3,099.2

Common shares outstanding (000s)	64,557	sh	79,999	sh
Common and common equivalent shares outstanding (000s)	66,195		81,768

Book value per share:

Book value per share	$25.23		$21.61
Fully converted book value per share	24.61		21.14
Fully converted tangible book value per share	24.53		21.08

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Underwriting revenues

Gross insurance and reinsurance premiums written	$102.3	$79.1	$720.0	$634.9
Reinsurance premiums ceded	(11.1)	(4.9)	(51.2)	(32.7)
Net insurance and reinsurance premiums written	$91.2	$74.2	$668.8	$602.2

Gross insurance and reinsurance premiums earned	$176.7	$163.1	$668.0	$613.5
Earned reinsurance premiums ceded	(14.5)	(8.3)	(42.6)	(40.3)
Net insurance and reinsurance premiums earned	162.2	154.8	625.4	573.2

Underwriting expenses

Loss and loss adjustment expenses - current year	(87.0)	(42.0)	(411.6)	(214.4)
Loss and loss adjustment expenses - prior year	24.5	24.3	109.3	75.7
Insurance and reinsurance acquisition costs	(28.1)	(19.7)	(98.7)	(80.5)
General and administrative expenses	(29.5)	(38.0)	(112.1)	(137.1)
Underwriting income	42.1	79.4	112.3	216.9

Net investment income	16.6	21.3	74.1	81.0
Other revenue	0.5	—	0.8	0.5
Interest and other financing expenses	(6.0)	(6.5)	(24.6)	(26.3)
Other non-underwriting income (expense)	(0.1)	—	0.1	(0.2)
Income tax benefit (expense)	0.8	(0.1)	1.3	(1.1)

Operating income (1)	53.9	94.1	164.0	270.8

Net realized investment gains (losses) (2)	(3.6)	23.9	25.7	30.8
Net unrealized investment gains (losses) (2)	(13.1)	(11.9)	18.0	159.1
Net foreign exchange gains (losses) (2)	5.0	(1.4)	4.3	(3.1)
Gain on early extinguishment of debt	—	—	—	5.9

Net income	42.2	104.7	212.0	463.5

Other comprehensive income (loss) items	(0.4)	(1.7)	(3.3)	0.3

Comprehensive income	$41.8	$103.0	$208.7	$463.8

Earnings per share:

Operating income per share (1)	$0.81	$1.12	$2.30	$3.13
Net income per share	0.63	1.25	2.97	5.36
Comprehensive income per share	0.62	1.23	2.92	5.36

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	53.7%	27.1%	65.8%	37.4%
Prior year	-15.1%	-15.7%	-17.5%	-13.2%
Loss and loss adjustment expense ratio	38.6%	11.4%	48.3%	24.2%
Acquisition costs ratio	17.3%	12.7%	15.8%	14.0%
General and administrative expense ratio	18.2%	24.6%	17.9%	24.0%
Combined ratio	74.1%	48.7%	82.0%	62.2%

(1) Excludes net investment and foreign exchange gains and losses and early extinguishment of debt.

(2) Includes net gains and losses on related derivative instruments.